Exhibit (d)(2)(iii)

March 1, 2010

ING Mutual Funds

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to our letter agreement dated July 31, 2007, we have reduced our annual investment management fees for ING Foreign Fund by amounts corresponding to the July 31, 2007 sub-advisory fee reduction by Julius Baer Investment Management, Inc. (the “Reduction”).

The Reduction is calculated as follows:

Reduction = 50% x (the savings to ING Investments, LLC from the July 31, 2007 sub-advisory fee reduction)

By this letter, we agree to continue the Reduction for the period March 1, 2010 through March 1, 2011.

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

Agreed and Accepted:

ING Mutual Funds
(on behalf of the Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Investments, LLC